Exhibit 99.1

Novell and Microsoft Reach Settlement on Antitrust Claims

Novell Releases Antitrust Claims for Netware and Agrees to Withdraw From European Commission Case

REDMOND, Wash. — Nov. 8, 2004 — Microsoft Corporation today announced that it has reached an agreement with Novell, Inc. to resolve all antitrust claims as of today relating to Novell’s NetWare product and all of the other products and businesses which it currently owns. The agreement results from a private mediation between the two companies.

As part of this agreement, Novell will release its antitrust claims under U.S. and all other national and state laws concerning these products. Novell will also withdraw from participation in the European Commission’s case with Microsoft and will no longer participate as an intervener on behalf of the European Commission in Microsoft’s appeal of the Commission’s March 24 ruling. Microsoft will pay Novell $536 million under the agreement, and Microsoft will also release its compulsory counterclaims to those antitrust claims regarding NetWare. The agreement does not obligate Microsoft to license or otherwise share any of its technology or intellectual property rights with Novell, nor does it include any admission of wrongdoing by Microsoft.

While the parties were able to resolve all antitrust claims related to Novell’s current businesses, including NetWare, they have not been able to reach agreement concerning Novell’s antitrust claims related to its ownership of WordPerfect between June 1994 and March 1996. Novell retains the right to pursue those claims. In addition, both parties retain the right to pursue past or future patent claims.

“Over the past two years, we have made a sustained effort to build more constructive relationships with our industry partners and competitors,” said Brad Smith, senior vice president and general counsel for Microsoft. “Today’s Netware settlement is a product of that effort and reflects an open dialogue the companies established to address and ultimately resolve this matter. We could not resolve claims related to WordPerfect in any manner we thought appropriate, and we are prepared to turn to the courts to resolve it.”

Due to the nature and timing of the settlement, the first quarter financial results that were previously released on October 21, 2004 will be updated to include the impact of the settlement. Net income and earnings per share for the quarter were $2.53 billion and $0.23 respectively, including $359 million ($536 million pre-tax) or $0.03 per share relating to the settlement.

In light of recent progress in addressing antitrust litigation and claims that have been made against Microsoft, including the recent developments with Novell, the company believes that it can now estimate the additional antitrust exposure that it is reasonably possible it will incur. The company estimates that it is reasonably possible it will incur additional exposure of up to $950 million for remaining antitrust claims, including $200 million above the amount previously described in its most recent 10-K filing with the SEC related to resolving remaining class action overcharge cases.

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